Exhibit 99.1

Innovative Photovoltaic Manufacturing Solutions	GT Solar International, Inc. 243 Daniel Webster Highway Merrimack, NH 03054, U.S.A. Phone: +1 603 883 5200 Fax: +1 603 595 6993 Web: www.gtsolar.com

GT Solar International, Inc. Reports Results for
Fiscal Year 2009 Second Quarter

Highlights:

•                  Revenue of $140 million, up 71% year-over-year

•                  Backlog grows to $1.4 billion with new customer and installed base expansion

•                  Gross margin of 43.8%; operating margin at 31%

•                  Net income $27.9 million or EPS of $0.19

MERRIMACK, N.H., November 6, 2008 (BUSINESS WIRE) — GT Solar International, Inc. (NASDAQ: SOLR) (“GT Solar”), a global provider of specialized equipment and technology for the solar power industry, today reported results for its fiscal year 2009 second quarter, which ended September 27, 2008.

Revenues for the quarter increased 71 percent to $140.2 million, up from $81.8 million during the same quarter of fiscal year 2008. All revenues for the quarter related to the photovoltaic (“PV”) segment of the business, which consists of DSS (directional solidification system) furnaces and related products.

Gross profit increased to $61.4 million, or 43.8 percent of revenues, compared to $29.6 million, or 36.2 percent of revenues in the second quarter of fiscal year 2008. Operating margin was 31 percent, compared to 23 percent in the second quarter of fiscal 2008.  GT Solar had net income of $27.9 million in the second quarter versus $17.1 million for the same quarter of fiscal 2008. Earnings per share on a fully diluted basis were $0.19 versus $0.12 for the same quarter last year.

The company increased its backlog in the second quarter, with bookings of $292 million. At quarter’s end, backlog exceeded $1.4 billion, up from $1.26 billion at the end of the first quarter.

 “Our second quarter results represented strong revenue performance, excellent operating and gross margins, and solid profitability” said Tom Zarrella, President and CEO. “Our significant and healthy backlog — much of which is supported by cash deposits and letters of credit — is evidence of the solid demand for GT Solar DSS furnaces and polysilicon reactors. Our operating cash flow, balance sheet and cash position are all strong, providing us with ample sources to fund our operations and growth initiatives.

“We remain confident in our future as a leading equipment and technology supplier for the global solar power industry. We continue to believe that the photovoltaic industry is making progress in bringing solar power closer to parity with  conventional energy sources and  GT

Solar is playing a critical role in that effort through our technology innovation and field-performance excellence.”

Zarrella also noted several second quarter highlights that reflect the company’s solid execution:

•                  GT Solar completed the 50,000 square foot expansion of its Merrimack, New Hampshire, DSS furnace manufacturing facility thus increasing production capacity by 40%.  This capacity expansion meets the company’s DSS furnace manufacturing requirements for the foreseeable future.

•                  In its PV segment, GT Solar shipped more than 200 DSS furnaces, including many that were delivered in advance of original schedule to meet customer requests.  The Company also indicated it is beginning to assemble its next-generation DSS furnace prototypes.

•                  In its polysilicon segment, the company announced it has begun development of its next generation, 400 metric ton reactor, which is expected to allow GT Solar customers to produce silicon faster and at a dramatically reduced cost, including up to a 30 percent reduction in energy usage.

GT Solar also announced that since the end of the quarter it has booked additional orders in both segments of the business including its sixth agreement for DSS furnaces with Sino American Silicon (SAS), a Taiwan-based wafer supplier to the solar industry, a polysilicon agreement with China-based KMYY, and a previously announced $46.8 million polysilicon agreement with Top Green Energy Technologies.

Business Outlook

The company provided guidance on financial performance for the third quarter of fiscal 2009 ending December 27, 2008, for revenues in the range of $190 — $200 million, with earnings per share of between $0.23 and $0.25 fully diluted. The company also updated its annual revenue guidance for the fiscal year ending March 28, 2009 to a range of $575 million to $650 million, while maintaining its previous EPS guidance of $0.70 to $0.75. Previously, the company had guided to revenue of $600 million to $650 million for the fiscal year and is changing the low end of its revenue guidance range in light of macro-economic uncertainty. The company now expects operating margins for the fiscal year of between 27 percent and 30 percent versus previous guidance of 25 percent to 28 percent, due to stronger gross and operating margins and controls on spending.

Conference Call, Webcast

The Company will host a live conference call and web cast at 5:00 PM EST today. Tom Zarrella, President and Chief Executive Officer, and Bob Woodbury, Chief Financial Officer, will host the call.

To listen to the conference call, callers in the United States and Canada may dial 888-504-7695. International callers may dial 1-719-325-2305. A link to the live audio web cast of the Company’s earnings conference call may be found on the Company’s investor website under events and presentations at http://investor.gtsolar.com/.  A telephone replay will be available beginning at 8:00 pm EST. To listen to the replay callers in the United States and Canada may dial 888-203-1112. International callers may dial 1-719-457-0820. The replay passcode is 2209490. Replay will be available through Midnight, Thursday November 20, 2008.

About GT Solar International, Inc.

GT Solar International, Inc. (NASDAQ: SOLR) is a leading global provider of specialized manufacturing equipment and services essential for the production of photovoltaic wafers, cells and modules and polysilicon utilized in the solar power industry. The company’s principal products are directional solidification systems and chemical vapor deposition reactors and related equipment.

Forward-Looking Statement

Some of the statements in this press release are forward looking in nature, including statements regarding availability of capital to fund growth initiatives, the Company’s future as a leading equipment and technology supplier for the global solar power industry, management’s expectations about costs of solar power, the Company’s new products and technologies and Company estimates for future periods with respect to revenues and earnings per share or other financial information.  These statements are based on management’s current expectations or beliefs.  These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements.  These factors may include the possibility that technological changes could render existing products or technologies obsolete, the Company’s inability to recognize actual revenue on contracts in its order backlog, the Company’s inability to protect its intellectual property rights, increased competition from other manufacturers of equipment for PV products, the impact of conditions in the credit markets and the economy on demand for the Company’s products and various other risks as outlined in GT Solar International, Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s Prospectus dated July 23, 2008 and filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on July 24, 2008, and the statements under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed on August 27, 2008.  Statements in this press release should be evaluated in light of these important factors.  GT Solar International, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

SOURCE: GT Solar International, Inc.

###

Contacts:

Press	Investors/Analysts
Jessica Anderson	Bob Blair
jessica.anderson@hillandknowlton.com	bob.blair@gtsolar.com
Hill & Knowlton	GT Solar
212-885-0492	603-681-3869

GT Solar International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 27, 2008	March 31, 2008
Assets
Current assets:
Cash and cash equivalents	$6,444	$54,839
Restricted cash and cash equivalents	103,292	164,028
Accounts receivable, net	45,968	62,407
Inventories	88,031	37,518
Deferred costs	162,701	105,154
Advances on inventory purchases	154,808	77,635
Deferred income taxes	61,595	29,684
Prepaid expenses and other current assets	4,894	6,625
Total current assets	627,733	537,890
Property, plant and equipment, net	15,960	10,433
Other assets	1,060	74
Intangible assets, net	7,471	9,024
Goodwill	42,600	43,190
Total assets	$694,824	$600,611
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$41,458	$37,992
Accrued expenses	20,563	16,725
Customer deposits	310,490	263,628
Deferred revenue	274,770	164,190
Accrued income taxes	11,015	22,316
Total current liabilities	658,296	504,851
Deferred income taxes	3,087	3,380
Other non-current liabilities	1,004	739
Total liabilities	662,387	508,970
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.01 par value, 500,000 shares authorized; 143,033 and 142,375 shares issued and outstanding as of September 27, 2008 and March 31, 2008, respectively	1,430	1,424
Additional paid-in capital	77,690	73,817
Accumulated other comprehensive (loss) income	(593)	5,584
Retained earnings (accumulated deficit)	(46,090)	10,816
Total stockholders’ equity	32,437	91,641
Total liabilities and stockholders’ equity	$694,824	$600,611

GT Solar International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 27, 2008	Three Months Ended September 30, 2007	Six Months Ended September 27, 2008	Six Months Ended September 30, 2007
Revenue	$140,192	$81,774	$197,274	$97,130
Cost of revenue	78,821	52,190	111,606	62,224
Gross profit	61,371	29,584	85,668	34,906
Operating expenses:
Research and development	4,049	1,846	7,865	2,929
Selling and marketing	5,044	3,347	8,828	6,264
General and administrative	8,348	4,447	16,124	8,870
Amortization of intangible assets	762	750	1,553	1,452
Total operating expenses	18,203	10,390	34,370	19,515
Income from operations	43,168	19,194	51,298	15,391
Other income (expense):
Interest income	2,495	1,915	3,970	3,358
Interest expense	(125)	(667)	228	(1,068)
Other expense, net	(1,657)	(168)	(3,099)	(1,251)
Income before income taxes	43,881	20,274	52,397	16,430
Provision for income taxes	15,939	3,198	19,312	4,382
Net income	$27,942	$17,076	$33,085	$12,048
Income per share
Basic	$0.20	$0.12	$0.23	$0.08
Diluted	$0.19	$0.12	$0.23	$0.08
Dividend paid per common share	$0.632	—	$0.632	—
Average number of common shares outstanding used for basic earnings per share	142,398	142,290	142,344	142,290
Dilutive common stock options and awards	2,677	1,625	2,775	1,579
Average number of common shares outstanding plus dilutive common stock options and awards	145,075	143,915	145,119	143,869
Outstanding common stock options and awards having no dilutive effect	409	—	395	—